UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)February 27, 2007

MAXCO, INC.
(Exact name of registrant as specified in its charter)

Michigan	0-2762	38-1792842
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1005 Charlevoix Dr. Suite 100, Grand Ledge, Michigan	48837
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (517) 627-1734

                                  Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On February 27, 2007 Maxco, Inc. (the “Company”) received a notice from the Nasdaq Stock Market indicating that the Company is not in compliance with the Nasdaq Stock Market’s requirements for continued listing due to the completion of the sale on February 1, 2007 of substantially all assets of the Company’s wholly owned subsidiary Atmosphere Annealing, Inc. and its wholly owned subsidiary BCGW, Inc. As a result of the sale, the Company no longer has an operating business. While the notice does not by itself result in immediate delisting of the Company’s common stock, the Nasdaq Stock Market has determined pursuant to Marketplace Rule 4300 providing Nasdaq with broad discretionary authority over continued inclusion of securities in Nasdaq that the Company’s common stock will be delisted at the opening of business on March 8, 2007.

The Company has requested a hearing before a Nasdaq Listing Qualification Panel to review the Staff Determination as Nasdaq rules permit. However, there can be no assurance that the Panel will grant the Company’s request for continued listing. In the event that the Company is unable to obtain continued listing on the Nasdaq SmallCap Market, the Company believes that its common stock will be eligible for quotation on the “Pink Sheets.”

On March 2, 2007, Maxco, Inc. issued a press release announcing that it had received the NASDAQ delisting determination. The press release is included herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01 Other Events

On February 28, 2007, Maxco, Inc. issued a press release announcing the redemption and payment of accrued dividends on its preferred stock. The press release is included herewith as Exhibit 99.2 and is incorporated herein by reference.

The information furnished pursuant to this Item 8.01 shall in no way be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

Exhibit 99.1 Press release dated March 2, 2007

Exhibit 99.2 Press release dated February 28, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Maxco, Inc.
(Registrant)

Date: March_2, 2007	/S/ Lawrence O. Fields
(Signature)

Lawrence O. Fields
Chief Financial Officer